                                 EXHIBIT 99.10


                                                                   Press Release
                                                 For Release: September 10, 1997
                                 Contact: Rick S. Rees, Executive Vice-President
                                     Keith Voigts, Senior Vice-President and CFO
                                                                    601-896-0029

            HALTER MARINE GROUP COMMENCES CONVERTIBLE NOTE OFFERING

GULFPORT, Miss. . .Halter Marine Group, Inc. (AMEX:HLX) announced today that it has commenced a Rule 144A offering of $160,000,000 aggregate principal amount of
convertible subordinated notes (the "Notes").   The initial purchasers of the
Notes have an option to purchase up to an additional principal amount of $25,000,000 of Notes solely to cover over-allotments. The Notes will bear interest at 4.5% per annum and will be convertible, at the election of the holder, into shares of the Company's common stock at a conversion rate equivalent to a conversion price of $47.25 per share. The securities offered in the Rule 144A offering will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     It is anticipated that the proceeds of the offering will be used to repay the Company's entire indebtedness under its senior credit facility and for general corporate purposes. The consummation of the offering, which is subject to certain customary conditions, is expected to occur on or about September 15, 1997.

     Halter Marine Group, Inc. includes 20 shipyards in Texas, Louisiana, Mississippi and Florida. The company specializes in the design, construction, conversion and repair of a wide variety of vessels and mobile offshore rigs for energy, commercial, government/military and pleasure boat markets. Shipyards of the Halter Marine Group have built more than 2,000 vessels in the past 40 years.

                                      ###